EXHIBIT 99.1

Virtu Completes Incremental First Lien Term Loan

NEW YORK, NY, July 23, 2026 - Virtu Financial, Inc. (NYSE: VIRT) (the “Company”), a global market maker, broker and leading provider of global financial services technology, today announced that its subsidiaries successfully priced and closed incremental term loans in the amount of $500 million (the “Incremental Term Loans”), increasing the total term loan balance under its senior secured credit facility to $2,030 million (the “Term Loans”).

The Incremental Term Loan, along with the existing Term Loans, will bear interest at Term SOFR + 250 basis points, and will be issued at par.

The proceeds of the Incremental Term Loan may be used for general corporate purposes. The Term Loans are guaranteed by Virtu Financial LLC, a subsidiary of the Company, and certain of its subsidiaries.

About Virtu Financial, Inc.

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income, cryptocurrency and myriad other commodities. In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre-, intra-, and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, as well as uncertainties relating to the Term Loans. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized.

CONTACT

Investor Relations

Matthew Sandberg

investor_relations@virtu.com